UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 16, 2014 (January 10, 2014)

Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14007	39-1783372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703	(608) 443-1600
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Sonic Foundry, Inc. (the “Company”) and its wholly-owned subsidiary, Sonic Foundry Media Systems, Inc. (“SFMS”) entered into a Second Amendment to Second Amended and Restated Loan and Security Agreement (the “Second Amendment”) with Silicon Valley Bank (“Silicon Valley”) on January 10, 2014. Under the Second Amendment upon funding: (i) the balance of the term loan payable to Silicon Valley of approximately $544,000 will be repaid and replaced by a new term loan of $2,500,000 to be repaid in 36 equal monthly principal payments, (ii) the interest rate is decreased so that interest will accrue at the Prime Rate (as defined) plus two and one quarter percent (which equates to an interest rate of 5.5%) from the Prime Rate plus three and one quarter percent (which equates to an interest rate of 6.5%) payable on the previous loan from Silicon Valley, (iii) the covenant that requires the Minimum Adjusted Quick ratio be at or greater than 1.75:1.0 is reduced to 1.5:1.0, (iv) the Debt Service Coverage ratio is changed to a quarterly test rather than monthly, (v) the approval to repurchase up to $1,000,000 of outstanding shares of common stock is eliminated, (vi) provides approval for the purchase of all the outstanding stock in Media Mission Holding B.V., a Netherlands corporation and Mediasite K.K., a Japanese corporation, and (vii) provides for a maximum limit of bank indebtedness of Mediasite K.K. of $500,000. The funding is expected to occur contemporaneously with the closing of the Company’s purchase of the outstanding common stock of Mediasite K.K.

A copy of the Second Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary above is qualified by reference to the entire document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment to the Second Amended and Restated Loan and Security Agreement entered into as of January 10, 2014 among the Company, SFMS and Silicon Valley.

EXHIBIT LIST

NUMBER	DESCRIPTION

10.1	Second Amendment to the Second Amended and Restated Loan and Security Agreement entered into as of January 10, 2014 among the Company, SFMS and Silicon Valley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.

(Registrant)

January 16, 2014	By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer